UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2015

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01 Completion of Acquisition or Disposition of Assets.

Jacksonville 140 (Florida)

On December 15, 2015, we acquired 10 properties located in the Jacksonville, Florida metropolitan area. The 10 properties are part of a portfolio of 140 single-family homes we have contracted to purchase pursuant to that Single Family Homes Real Estate Purchase and Sale Agreement dated February 27, 2015, as subsequently amended (the “Jacksonville 140 Agreement”), with ADCIP, LLC, a Delaware limited liability company, and ADCIP II, LLC, a Delaware limited liability company, APICDA LLC, a Delaware limited liability company, BPICDA LLC, a Delaware limited liability company, CPICDA LLC, a Delaware limited liability company, DPICDA LLC, a Delaware limited liability company, EPICDA LLC, a Delaware limited liability company and FPICDA LLC, a Delaware limited liability company (collectively, the “Jacksonville 140 Sellers”). The Jacksonville 140 Sellers do not have a material relationship with us and the acquisition was not an affiliated transaction.

The contract purchase price for the 10 acquired properties was approximately $675,039, exclusive of closing costs. We funded the purchase with $423,516 of proceeds from the loan financing we acquired from Silvergate Bank in October 2015 and the balance from cash on hand. The acquired properties average 1,388 square feet and are mostly three-bedroom, two-bath homes. Of the acquired properties, nine are currently subject to one-year leases and one is subject to multi-year lease.

To date, we have acquired 55 of the homes in the Jacksonville 140 portfolio. Pursuant to the Jacksonville 140 Agreement, the closing date for our purchase of the remaining 85 homes in the Jacksonville 140 portfolio is December 31, 2015. Our purchase of the remaining 85 single-family homes is subject to our due diligence review of the properties and our receipt of the additional capital or financing commitments. There can be no assurance that we will consummate the acquisition of the balance of the portfolio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: December 21, 2015	/s/ Chad M. Carpenter
Chad M. Carpenter
Chief Executive Officer